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                                                                    EXHIBIT 23.1

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Cincinnati Bell Inc. of our report dated March 12, 1999 relating to the financial statements, which appears in Cincinnati Bell Inc.'s 1998 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated March 29, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
September 13, 1999